(PAGE NUMBERS REFER TO PAPER DOCUMENT ONLY)

EXHIBIT 10.6

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of January 26, 2011, is by and among Bella Pictures Holdings, LLC, a Delaware limited liability company (“Buyer”), Bella Pictures, Inc., a Delaware corporation (the “Company”), CPI CORP., a Delaware corporation (“CPI”), and, with respect to Sections 4.3, 4.5, 4.6, 4.7, 6.1, 6.3, 6.4 and 6.7 and Article 7 of the Agreement only, Foundation Capital IV, L.P. (“Foundation Capital”).  Capitalized terms used but not defined throughout this Agreement are defined in Section 7.2.

RECITALS

A.           The Company is a provider of wedding photography and videography services and products and wedding album products (collectively, the “Business”).

B.           Pursuant to this Agreement, the Company desires to sell to Buyer, and Buyer desires to purchase from the Company, the Purchased Assets, on the terms and conditions set forth herein.

AGREEMENT

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE PURCHASED ASSETS

Section 1.1 Purchase and Sale of Assets.  At the Closing, as described in Article 5, the Company shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase, accept, assume and receive, all right, title and interest in and to the Purchased Assets free and clear of any lien, mortgage, pledge, claim, security interest, imperfection in title or other third party right or interest of any kind whatsoever (“Liens”).  At the Closing, the Company shall transfer and assign to Buyer, and the Buyer shall accept and assume, the Assumed Liabilities.

Section 1.2 Purchased Assets.  The “Purchased Assets” are all of the assets, properties, rights and claims of the Company other than as specifically provided pursuant to Section 1.3 below.  Without limiting the generality of the foregoing, the Purchased Assets shall include the following:

(a) all accounts receivable, and any payments from account debtors of the Company in respect of such accounts receivable;

(b) all inventory relating to the Business (including raw materials, work in process, samples, supplies and finished goods) located at the Company’s facilities, in transit to or from the Company’s facilities, or held by the Company, its contractors, or third-party warehouses or vendors;

(c) all machinery, equipment, office furnishings, display racks, shelves, decorations, fixtures and supplies relating to the Business, whether owned or leased;

(d) all Intellectual Property (or rights thereto) owned or held for use by the Company, goodwill, customer files, lists of customers, suppliers and vendors, rights and claims under sales contracts, customer orders, service agreements, purchase orders, dealer and distributorship agreements and other similar commitments, telephone numbers, web sites, domain names, e-mail addresses (but for the avoidance of doubt not any personal email addresses used by employees of the Company (e.g., hotmail or gmail)) and other technologies and communication systems (including related computer hardware and software);

(e)  all rights in, to and under the Contracts set forth on Schedule 1.2(e), including all open customer orders set forth thereon and all receivables due after the Closing Date pursuant to such Contracts (the “Transferred Contracts”);

(f) all books, records, files, papers and documents relating to the Purchased Assets or the operations of the Business;

(g) all computer hardware (including desktop and laptop computers and other systems hardware and networking and communications hardware) and all operating systems and software programs used in connection therewith; and all manuals, forms, guides and other materials used in connection therewith;

(h) all prepaid expenses (other than with respect to Excluded Liabilities and Obligations) and deferred charges;

(i) all claims, causes of action, choses in action, rights of recovery, defenses or counterclaims and rights of set-off of any kind relating to any Purchased Assets and Assumed Liabilities and the right to make claims under and other benefits of all contracts of insurance with respect to any of the Purchased Assets or Assumed Liabilities;

(j) the network of photographers and videographers used by the Company (the “Photographer Network”) and all relationships and goodwill associated therewith and all rights of the Company to photographer/videographer marketing materials of the Company, including all rights of the Company to photographer/videographer bios, testimonials and portfolios, if any; provided that, for the avoidance of doubt, the transferability of any contracts with photographers and videographers and all rights of the Company to such marketing materials are subject in all respects to Section 6.6 below; and

(k) $1,500,000 in cash (the “Transferred Cash”);

provided, however, that the definition of the Purchased Assets shall not include any items defined as Excluded Assets in Section 1.3 below.

Section 1.3 Excluded Assets.  The following assets (the “Excluded Assets”) shall not be sold or transferred to Buyer:

(a) all cash, cash equivalents and marketable securities (other than the Transferred Cash);

(b) Company Benefit Plans;

(c) the organizational documents, seals, minute books and other documents of the Company relating exclusively to the organization, maintenance and existence of the Company as a legal entity, including taxpayer and other identification numbers; Tax information and Tax records;

(d) prepaid Taxes and prepaid expenses with respect to Excluded Liabilities and Obligations;

(e) Tax Refunds to the Company and deposits pertaining to Tax obligations of the Company;

(f) all Contracts other than the Transferred Contracts;

(g) all claims, causes of action, choses in action, rights of recovery, defenses or counterclaims and rights of set-off of any kind (including rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment or components thereof) relating to any Excluded Assets and Excluded Liabilities and Obligations; and

(h) all rights of the Company under this Agreement.

Section 1.4 Assumed Liabilities.  At Closing, the Buyer shall assume and become responsible for all of the Assumed Liabilities.

Section 1.5 Excluded Liabilities and Obligations.  The Buyer shall not assume and shall not be liable or responsible for any obligations or liabilities of the Company unless specifically set forth in Section 1.4, which excluded liabilities include, but are not limited to, the following obligations or liabilities of the Business, the Company or any Affiliate thereof, or any claim against any of the foregoing, of any kind, whether known or unknown, contingent, absolute or otherwise (the “Excluded Liabilities and Obligations”):

(a) indebtedness owing to any Person;

(b) Taxes of the Company of any kind (other than sales Tax liabilities relating exclusively to engagements and weddings shot after the Closing pursuant to the terms of the Transferred Contracts);

(c) liabilities and obligations arising out of the employment of any individual or engagement of any individual as an independent contractor by the Company, including (i) liabilities or obligations arising under Company Benefit Plans or any employment contract; (ii) retention bonuses, Severance Payments or other amounts payable solely as a result of the sale of the Business by the Company to employees under employment contracts or otherwise; and (iii)

any claim brought by any employee or former employee arising out of such individual’s employment or engagement by the Company;

(d) the Company Closing Costs;

(e) other than as specifically set forth in the definition of Assumed Liabilities with respect to certain Transferred Contracts, all liabilities and obligations to Affiliates of the Company, officers, managers, directors, stockholders and creditors of the Company or any Affiliate of the Company, including dividends declared or payable to any stockholders of the Company;

(f) all liabilities relating to any Company Benefit Plan or the failure of the Company to comply with any law;

(g) other than as specifically set forth in the definition of Assumed Liabilities, all accounts payables of the Company including any payables to photographers and videographers arising from services rendered prior to Closing;

(h) any obligation of the Company to indemnify any Person by reason of the fact that such Person was a director, officer, manager, employee or agent of the Company or was serving at the request of the Company as a partner, trustee, director, officer, employee or agent of another entity; and

(i) all liabilities and obligations relating to products sold by or on behalf of the Company prior to the Closing or pursuant to any lease or other agreement of the Company (other than as specifically set forth in the definition of Assumed Liabilities).

Section 1.6 Consideration.  On the Closing Date, as consideration for the Purchased Assets, in addition to the assumption by Buyer of the Assumed Liabilities, Buyer will issue to the Company 5 Class A Units in the Buyer (the “Class A Units”).

Section 1.7 Purchase Price Allocation.  To the extent requested by either party in connection with the filing of any tax returns with respect to the transactions contemplated hereunder, the parties shall negotiate in good faith to reach an agreement regarding the allocation of consideration among the Purchased Assets.  In connection with the determination thereof, the parties shall cooperate with each other and provide such information as any of them shall reasonably request.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Buyer on the date of this Agreement (collectively, such schedules being referred to herein as the “Disclosure Schedule”), the Company hereby represents and warrants to Buyer that the statements contained in this Article 2 are true, correct and complete as of the date hereof:

Section 2.1 Organization; Good Standing.  The Company is a Delaware corporation, and is duly organized, validly existing and in good standing under the laws of the State of

Delaware and has all requisite corporate power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted.  The Company does not have any Subsidiaries.

Section 2.2 Authorization.  The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Transaction Documents to which it is a party.  The execution and delivery of this Agreement and the Transaction Documents to which the Company is party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by the Company.  This Agreement and the Transaction Documents have been duly executed and delivered by the Company and constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and the availability of equitable remedies.

Section 2.3 Consents and Approvals.  No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental authority or other Person is required to be made or obtained by the Company in connection with the authorization, execution, delivery and performance of this Agreement and the Transaction Documents, or the consummation of the transactions contemplated hereby and thereby.

Section 2.4 No Violation.  The execution, delivery and performance by the Company of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not: (a) result in the breach of any of the terms or conditions of, or constitute a default under, any Transferred Contract or any material Contract; (b) violate or conflict with any Laws; (c) violate any provision of the organizational documents of the Company; or (d) result in the creation or imposition of any Lien upon any Purchased Asset.

Section 2.5 No Brokers or Finders.  Neither the Company nor any Affiliate of the Company has retained any broker or finder, made any statement or representation to any Person that would entitle such Person to, or agreed to pay, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement which are or may be payable by the Buyer.

Section 2.6 Financial Statements.  Schedule 2.6 contains the audited balance sheets and statements of income, cash flow and changes in owners’ equity of the Company as of, and for the annual periods ended, December 31, 2008 and December 31, 2009 (the “Annual Financial Statements”) and unaudited balance sheets and statements of income, cash flow and changes in owners’ equity for the annual period ended December 31, 2010 (the “2010 Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”).  Each of the Financial Statements fairly and accurately presents the Company’s financial condition, assets and liabilities as of the respective dates and the results of operations, retained earnings, cash flows and changes in financial position as of the date thereof and for the periods covered thereby, and has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (except that the 2010 Financial Statements do not have notes).  Schedule 2.6(a) sets forth a true and correct list of all Deposits and Remittances as of the date hereof under any Transferred

Contract.  Schedule 2.6(b) sets forth a true and correct list of all account payables of the Company as of the date hereof.  Schedule 2.6(c) sets forth a true and correct list of all amounts due by customers of the Company as of the date hereof under the Transferred Contracts.  Schedule 2.6(d) sets forth a true and correct list of the retail value of all products and services remaining to be fulfilled under all agreements with customers included in the Transferred Contracts in the aggregate by product/service categories (e.g., wedding services, albums, dvds).

Section 2.7 Absence of Undisclosed Liabilities.  The Company does not have any debts, liabilities or obligations of any material nature affecting the Business or the Purchased Assets (whether accrued or unaccrued, absolute or contingent, direct or indirect, asserted or unasserted, known or unknown, choate or inchoate, perfected or unperfected, liquidated or unliquidated, or otherwise, and whether due or to become due) except those (a) set forth in the Financial Statements in the amounts set forth therein, which have not been paid or discharged since the date thereof, or (b) incurred since December 31, 2010 in amounts that are not material to the Business or the Purchased Assets, individually or in the aggregate.

Section 2.8 Absence of Changes or Events.  Since January 1, 2010, the Company has conducted the Business only in the ordinary course of business.

Section 2.9 Assets.  As of the Closing, the Company has good and marketable title to all of the Purchased Assets, free and clear of any and all Liens.

Section 2.10 Contracts.  Schedule 2.10 sets forth a true, correct and complete list of all of the contracts, agreements, licenses, commitments, obligations and understandings, in any case whether written or oral, to which the Company is party which are currently in effect and are material to the Business including all open customer orders, whether or not such open customer orders are material (the “Contracts”).  The Company has provided Buyer with true and correct copies of all Contracts, including all amendments, waivers and other modifications thereof.  The Company is not in material default, nor has any event occurred which with the giving of notice or passage of time or both would constitute a material default, under any Contract.  To the knowledge of the Company, no other party to any Contract is in material default thereunder nor has any event occurred which with the giving of notice or the passage of time or both would constitute a material default by any other party to any such Contract.  Each Contract is in full force and effect and to the knowledge of the Company is valid and enforceable against the other party thereto in accordance with its terms.

Section 2.11 Litigation.  Since January 1, 2007 there has been no, and there is currently no, suit, action, proceeding, investigation, claim or order (collectively, “Proceedings”) pending or, to the knowledge of the Company, threatened against the Company with respect to the Business or the Purchased Assets, before any court, or before any governmental authority.  None of the Company or, to the knowledge of the Company, any Affiliate thereof (a) is subject to any judgment, order or decree of any court or governmental authority; or (b) is engaged in any legal action to recover monies due it or for damages sustained by it or to cause a third party to act or refrain from acting in a certain manner.  Section 2.11 of the Disclosure Schedule sets forth a description of any communications, complaints and analysis regarding the use of the name “Bella” in the operation of the Business.  Other than as set forth on Section 2.11 of the Disclosure

Schedule, to the knowledge of the Company, the Company’s use of the name “Bella” in the operation of the Business does not infringe on the intellectual property rights of any third party.

Section 2.12 Compliance with Applicable Laws.  The Company is and has been since January 1, 2007, in material compliance with all Laws in connection with the conduct, ownership, use, occupancy or operation of the Business and the Purchased Assets.

Section 2.13 Photographer Network.  Each of the photographers and videographers in the Photographer Network of the Company are set forth Section 2.13 of the Disclosure Schedule.  To the knowledge of the Company, the Photographer Network is substantially intact.  To the knowledge of Mitchell Rhodes and Tahra Mackinson, the Company has not received any notification from any Person in the Photographer Network that such Person may not continue working with the Business after the Closing.  There is no Proceeding pending or, to the knowledge of the Company, threatened against the Company by any Person in the Photographer Network.  The Company has a valid right to use the photography and/or videography portfolios for each member of the Photographer Network.

Section 2.14 Chargeback Liabilities.  Any obligations of the Business and the Company due to credit card chargebacks occurring after the Closing, relating to performance by the Company under the Transferred Contracts prior to the Closing, shall not exceed $235,000 in the aggregate.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER AND CPI

Each of Buyer and CPI hereby represent and warrant to the Company that the statements contained in this Article 3 are true, correct and complete as of the date hereof:

Section 3.1 Organization; Good Standing.  Buyer is a Delaware limited liability company, and is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its assets, properties and business and to carry on its business as now being conducted.  Buyer does not have any Subsidiaries.

Section 3.2 Authorization.  The execution and delivery of this Agreement and the Transaction Documents to which Buyer or CPI is a party, the performance by Buyer and CPI of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary organizational action and no other act or proceeding on the part of Buyer and CPI is necessary.  Buyer and CPI have all requisite power and authority to enter into, execute and deliver this Agreement and the Transaction Documents to which Buyer and CPI are a party and to perform their obligations hereunder and thereunder.  Assuming the due authorization, execution and delivery hereof by the Company, this Agreement and the Transaction Documents to which Buyer or CPI is a party constitute the valid and legally binding obligations of Buyer or CPI, enforceable in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally, and the availability of equitable remedies.

Section 3.3 No Violation.  The execution, delivery and performance by Buyer and CPI of this Agreement and the Transaction Documents to which Buyer or CPI is a party and the consummation of the transactions contemplated herein and therein by Buyer and CPI do not and will not (a) result in the breach of any of the terms or conditions of, or constitute a default under, any material contracts, agreements, licenses, commitments, obligations and understandings, in any case whether written or oral, to which Buyer or CPI is a party; (b) violate or conflict with any Laws; or (c) violate any provision of the certificate of incorporation, bylaws, limited liability company agreement or other organizational documents of Buyer and CPI.

Section 3.4 Consents and Approvals.  No consent, approval or authorization of, or declaration, filing or registration with, any governmental authority is required to be made or obtained by Buyer or CPI in connection with Buyer’s or CPI’s authorization, execution and delivery of this Agreement or the Transaction Documents to which Buyer or CPI is a party, the performance by Buyer or CPI of its obligations hereunder and thereunder, and the consummation by Buyer and CPI of the transactions contemplated hereby and thereby.

Section 3.5 No Brokers or Finders.  Neither Buyer nor CPI, or any Affiliate of either of them, has retained any broker or finder, made any statement or representation to any Person that would entitle such Person to, or agreed to pay, any broker’s, finder’s or similar fees or commissions in connection with the transactions contemplated by this Agreement for which the Company may be liable.

Section 3.6 Sufficient Funds.  CPI has available, and Buyer will have available, sufficient funds to enable it to fulfill the Company’s obligations pursuant to the Assumed Liabilities in full as they become due.

Section 3.7 Limited Liability Company Interests. As of immediately prior to the Closing, CPI or one of its Affiliates is the sole record and beneficial owner of one hundred percent (100%) of the equity ownership interests of Buyer.  After giving effect to the issuance of the Class A Units to the Company pursuant to this Agreement, as of the Closing Date, CPI or one of its Affiliates will be the record and beneficial owner of ninety-five percent (95%), and the Company will be the record and beneficial owner of five percent (5%), of the equity ownership interests of Buyer.  Except as set forth above or as provided in this Agreement, as of the Closing Date there are no other outstanding rights, options, warrants, preemptive rights, rights of first refusal, or similar rights or other agreements, orally or in writing, for the purchase or acquisition from Buyer or CPI of any securities of Buyer nor are there any commitments to issue or execute any such rights, options, warrants, preemptive rights or rights of first refusal.  Except as set forth in the Buyer’s LLC Agreement, as of the Closing Date there are no outstanding rights or obligations of Buyer to pay any dividend or make any other distribution in respect of ownership interests in Buyer.

ARTICLE 4

INDEMNIFICATION

Section 4.1 Survival of Indemnity. The representations and warranties by the Company set forth in Article 2, subject to the exceptions thereto included in the Disclosure Schedule, and the representations and warranties by Buyer and CPI set forth in Article 3 shall survive until eighteen (18) months after the Closing Date, except for the representations and warranties set forth in Sections 2.1, 2.2, 2.5, 2.9, 2.14, 3.1, 3.2, 3.5, 3.7 and 3.8, which will survive until the end of the applicable statute of limitations (the “Excluded Representations”).  All covenants and agreements of the Company, Buyer and CPI set forth in this Agreement shall survive until fully performed.  If a claim or notice is given under Section 4.5 with respect thereto prior to the applicable expiration date, such representation, warranty, covenant or agreement shall survive indefinitely until such claim is finally resolved.  A claim with respect to a breach of a representation or warranty or a breach or nonperformance of a covenant or agreement may be brought only prior to the expiration date.

Section 4.2 Indemnification by the Company.  From and after the Closing, the Company agrees to indemnify, defend and save Buyer, its members and the officers, directors, employees, agents and representatives and the Affiliates of the foregoing (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) harmless from and against any and all liabilities, obligations, deficiencies, demands, claims, Proceedings, causes of action, assessments, losses, costs, expenses, interest, fines, penalties and damages (including reasonable fees and expenses of attorneys and accountants and reasonable costs of investigation) (individually and collectively, the “Losses”) sustained or incurred by any Buyer Indemnified Party arising out of or otherwise by virtue of:  (a) any inaccuracy in any of the representations or warranties of the Company contained in Article 2 of this Agreement, subject to the exceptions thereto included in the Disclosure Schedule; (b) any failure of the Company to perform any of its covenants or obligations contained in this Agreement; (c) any Excluded Liabilities and Obligations and (d) any Bulk Sales Liabilities.

Section 4.3 Indemnification by Foundation Capital.

(a) Subject to the limitations set forth in Section 4.3(b) of this Agreement, from and after the Closing, Foundation Capital agrees to indemnify, defend and save the Buyer Indemnified Parties harmless from and against any and all Losses sustained or incurred by any Buyer Indemnified Party arising out of or otherwise by virtue of:  (i) any inaccuracy in any of the representations or warranties of the Company contained in Article 2 of this Agreement (other than Section 2.14), subject to the exceptions thereto included in the Disclosure Schedule; (ii) any breach by the Company of the Transition Services Agreement; (iii) any breach by any Non-Compete Party of the covenants contained in Section 6.1 of this Agreement; (iv) any breach by the Company or Foundation Capital of the covenants contained in Sections 6.2 (only with respect to clause (a) thereof), 6.4 or 6.7 of this Agreement or any inaccuracy in any of the representations and warranties contained in Section 2.14; (v) liabilities and obligations of the Company pursuant to that certain Lease, dated as of July 18, 2008, by and between GRE Sansome LLC, a Delaware limited liability company, and the Company; (vi) the Excluded Liabilities and Obligations; (vii) all liabilities relating to stockholders of the Company; (viii) any

Bulk Sales Liabilities and (ix) any breach by the Company of the covenants contained in Section 6.2 (only with respect to clause (b) thereof).

(b)   (i)  The total liability of Foundation Capital under Sections 4.3(a)(i) and 4.3(a)(ii) of this Agreement (each a “Category A Indemnity”) shall be limited to the Class A Unit Valuation (as defined below).

(ii)  The total liability of Foundation Capital under Sections 4.3(a)(iii), 4.3(a)(iv), 4.3(a)(v), 4.3(a)(vi), 4.3(a)(vii), 4.3(a)(viii) and 4.3(a)(ix) of this Agreement shall be limited in the aggregate to the greater of the Class A Unit Valuation and $500,000 (such $500,000, the “Cash Indemnity Limit”).

(iii)  Notwithstanding the limitation above in Section 4.3(b)(ii), to the extent the Company has paid less than $1,000,000 after the date hereof specifically to satisfy Statutory Employee Obligations (the “Statutory Employee Obligation Satisfaction Amount”), the Cash Indemnity Limit, solely with respect to Section 4.3(a)(ix) of this agreement, shall be increased from amounts available pursuant to Section 4.3(b)(ii) by $1,000,000 less the Statutory Obligation Satisfaction Amount.

(iv)  For purposes of this Section 4.3 the following terms shall have the following meanings:  “Class A Unit Valuation” means the value of a Class A Unit as of the date of determining Losses as determined in good faith by the Buyer, provided, that if Foundation Capital disagrees with such valuation in writing within 10 days of receipt thereof from Buyer, Buyer shall engage a third party valuation firm, reasonably acceptable to Foundation Capital, with significant valuation experience to determine the valuation thereof (the “Third Party Valuation Firm”).  The Third Party Valuation Firm will be instructed to complete such valuation as soon as practicable and in any event within 30 days.  Each of Foundation Capital, the Company, the Buyer and CPI will reasonably cooperate with the Third Party Valuation Firm.  The determination of the Third Party Valuation Firm shall be final, binding on and nonappealable by the parties hereto.  The cost of the Third Party Valuation Firm shall be borne 50% by Foundation Capital and 50% by the Buyer; provided, however, that if the Third Party Valuation Firm determines that (i) the Class A Unit Valuation is more than ten percent (10%) greater than the valuation determined by Buyer, the cost of the Third Party Valuation Firm shall be borne instead 100% by Buyer and (ii) the Class A Unit Valuation is less than ninety percent (90%) of the valuation determined by Buyer, the cost of the Third Party Valuation Firm shall be borne instead 100% by Foundation Capital.

Section 4.4 Indemnification by Buyer.  From and after the Closing, Buyer agrees to indemnify, defend and save the Company, its stockholders and the officers, directors, employees, agents and representatives and the Affiliates of the foregoing (each, a “Seller Indemnified Party” and collectively the “Seller Indemnified Parties”) harmless from and against any and all Losses sustained or incurred by any Seller Indemnified Party arising out of or otherwise by virtue of: (a) any inaccuracy in any of the representations and warranties of Buyer contained in Article 3 of this Agreement; (b) any failure of Buyer to perform any of its covenants or obligations contained in this Agreement; and (c) the Assumed Liabilities.

Section 4.5 Limitations. Notwithstanding the foregoing, neither (i) Buyer shall be obligated to indemnify the Seller Indemnified Parties nor (ii) the Company and Foundation Capital shall be obligated to indemnify the Buyer Indemnified Parties with respect to any Losses (other than Losses sustained or incurred by any Buyer Indemnified Party arising out of or otherwise by virtue of any inaccuracy in any of the Excluded Representations) until the aggregate of all amounts for which Buyer, on the one hand, and the Company and the Foundation Capital, on the other hand, with respect to all such claims applicable thereto exceeds $10,000 (the “Deductible”) and in such event the Buyer, on the one hand, and the Company and Foundation Capital, on the other hand, shall only be responsible for the amount in excess of the Deductible.

Section 4.6 Payments. Payments of all amounts owing by a party under this Article 4 shall be made promptly upon the determination that an indemnification obligation is owing; provided, however, that, subject to Section 4.3(b), if any payment for any Loss is finally determined to be owed to Buyer under this Article 4, the Buyer may at its option set-off and take such amount from any distributions due to the Company or Foundation Capital from Buyer or by surrender of the Class A Units based on the applicable Class A Unit Valuation; provided further that the sole form of payment of amounts owing by Foundation Capital with respect to a Category A Indemnity shall be the surrender of that number of Class A Units equal in value (based on the Class A Unit Valuation) to amount of the Losses to such Buyer Indemnified Party regardless of the holder thereof pursuant to the provisions of Buyer’s LLC Agreement; and provided further that the maximum amount payable in cash by Foundation Capital pursuant to this Section 4 shall be the Cash Indemnity Limit and that any obligation of Foundation Capital to pay any amount in cash pursuant to this Section 4 shall expire on the date that is four (4) years following the Closing Date (other than relating to a claim made in writing to Foundation Capital prior to such date).  All payments or surrender of Class A Units by the Company and/or Foundation Capital shall be made to CPI (and not to the Buyer) in satisfaction of claims by any Buyer Indemnified Party hereunder.  Notwithstanding the foregoing, promptly upon receipt of a claim by Buyer (and in any event prior to Buyer engaging the Third Party Valuation Firm), Foundation Capital may elect in writing in lieu of surrender of Class A Units to pay the full amount of any such claim in cash to the Buyer.

Section 4.7 Procedure.

(a) If any Buyer Indemnified Party or Seller Indemnified Party shall seek indemnification with respect to any Loss or potential Loss arising from a claim asserted by a third party for which such party seeking indemnification (the “Indemnified Party”) is entitled to indemnification under this Article 4, then the Indemnified Party shall promptly notify the other party (the “Indemnifying Party”) in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party (except to the extent notice is not received prior to the expiration of the survival period contained in Section 4.1) shall relieve the Indemnifying Party from any obligation hereunder unless the Indemnifying Party is prejudiced thereby.  Such notice of a Loss or a potential Loss shall to the extent known by such party set forth with reasonable specificity the facts and circumstances of which such party has received notice, and if such party giving such notice is an Indemnified Party, specify the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted.

(b) An Indemnifying Party will have the right to elect in writing defend the Indemnified Party within 10 business days or receipt of such notice against the claim with counsel of its choice, reasonably satisfactory to the Indemnified Party, so long as (i) the claim involves only money damages and does not seek injunctive or other equitable relief, and (ii) the Indemnifying Party conducts the defense of the claim actively, diligently and completely.  So long as the Indemnifying Party is conducting the defense of the claim in accordance with this Section 4.7(b), (x) the Indemnified Party may participate in the defense of the claim through separate co-counsel, but the retention of any such separate counsel shall be at the sole cost and expense of the Indemnified Party, (y) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, and (z) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

(c) In the event either of the conditions of Section 4.7(b) is or becomes unsatisfied, the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith).

Section 4.8 Remedies Exclusive.  Following the Closing, with the exception of remedies based on fraud, willful misrepresentation or willful misconduct, the remedies set forth in this Section 4 shall be the sole and exclusive remedy for money damages for any action arising out of this Agreement (it being understood that nothing in this Section 4.8 or elsewhere in this Agreement shall affect the parties’ rights to specific performance or other equitable remedies)

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ARTICLE 5

CLOSING

Section 5.1 Closing.  The transactions that are the subject of this Agreement shall be consummated at a closing (the “Closing”), which shall take place at 10:00 a.m., Chicago time, remotely via the exchange of the items set forth in Sections 5.2(a) and 5.3(a) by pdf and/or facsimile on the date hereof or such other place and/or time as the parties may agree in writing (the “Closing Date”).  The Closing shall be deemed effective at the close of the Company’s business on the Closing Date (the “Effective Time”).

Section 5.2 Conditions to Buyer’s Obligation to Close.  Buyer’s obligation to consummate the transactions contemplated hereby is subject to satisfaction of the following conditions:

(a) Company’s Closing Deliveries.  At the Closing, the Company shall have delivered or caused to have been delivered to Buyer:

(i) a certificate executed and delivered by the Secretary of the Company in form and substance reasonably satisfactory to Buyer, attesting and certifying as to: (i) the Certificate of Incorporation of the Company (as also certified as of a recent date by the Secretary of State of the State of Delaware); (ii) the bylaws of the Company; (iii) copies of resolutions of the Company adopting and authorizing the transactions contemplated by this Agreement and the Transaction Documents to which the Company is a party; and (iii) incumbency and specimen signature certificates with respect to the officers of the Company;

(ii) certificate of good standing of the Company issued not earlier than fifteen days prior to the Closing Date by the Secretary of State of the State of Delaware;

(iii) a bill of sale in a form acceptable to Buyer for the transfer of the Purchased Assets;

(iv) such keys, lock and safe combinations and other similar items as Buyer shall require to obtain immediate and full occupation and control of the Purchased Assets;

(v) a copy of the Amended and Restated Limited Liability Company Agreement of the Buyer in the form of Exhibit A attached hereto (the “Buyer’s LLC Agreement”) duly executed by the Company;

(vi) a consent and release agreement from Silicon Valley Bank releasing the Purchased Assets effective as of the Closing Date in the form attached hereto as Exhibit D (the “SVB Release”);

(vii) a copy of the Transition Services Agreement in the form of Exhibit B attached hereto (the “Transition Services Agreement”) duly executed by the Company; and

(viii) an amount equal to the Transferred Cash, by wire transfer of immediately available funds as directed by Buyer.

Section 5.3 Company’s Obligation to Close.  The Company’s obligation to consummate the transactions contemplated hereby is subject to satisfaction of the following conditions:

(a) Buyer’s Closing Deliveries.  At the Closing, Buyer shall deliver or cause to be delivered to the Company:

(i) certificates, executed and delivered by the Secretary of Buyer in form and substance reasonably satisfactory to the Company, attesting and certifying as to: (i) copies of resolutions of the board of directors of CPI adopting and authorizing the transactions contemplated by this Agreement and the Transaction Documents to which Buyer is a party; (ii) copies of resolutions of the Manager of Buyer adopting and authorizing the transactions contemplated by this Agreement and the Transaction Documents to which Buyer is a party; and (iii) incumbency and specimen signature certificates with respect to the officers of CPI and Buyer;

(ii) a certificate of good standing of Buyer issued not earlier than fifteen days prior to the Closing Date from the Secretary of State of Delaware;

(iii) an assumption agreement, with respect to the assumption by Buyer of the Assumed Liabilities;

(iv) the Buyer’s LLC Agreement, duly executed by CPI or its Affiliate; and

(v) the Transition Services Agreement, duly executed by Buyer.

ARTICLE 6

COVENANTS AND OTHER AGREEMENTS

Section 6.1 Non-Competition; Confidentiality.  The parties agree that Buyer is relying on the covenants and agreements set forth in this Section 6.1, that without such covenants Buyer would not enter into this Agreement or the transactions contemplated hereby, and that the Purchase Price is sufficient consideration to make the covenants and agreements set forth herein enforceable.

(a) Noncompetition.  In furtherance of the purchase and sale of the Purchased Assets by virtue of the transactions contemplated hereby, to more effectively protect the value of the Business and the Company, and to induce Buyer to consummate the transactions contemplated hereby, each of the Company and Foundation Capital (collectively, the “Non-Compete Parties”) covenants and agrees that, during the Term, it will not, nor will it permit any of its Affiliates to, invest, engage or participate, directly or indirectly, individually or as an investor, owner, securityholder, partner, member, director, manager, officer, employee, consultant, sales representative, manufacturer’s representative or agent of any other Person, in the Business anywhere in the United States.  Notwithstanding the foregoing, nothing contained in this Section 6.1(a) shall prohibit (i) any Non-Compete Party or any of its Affiliates from owning less than five percent (5%) of any class of stock listed on a national securities exchange or traded in the over-the-counter market or (ii) any activity of any Foundation Capital Portfolio Company.  For the avoidance of doubt, during the Term the restrictions set forth herein will prohibit the Non Compete Parties, including Foundation Capital, from investing in a company that primarily engages in the Business at the time of such investment. The “Term” shall mean the period beginning on the Closing Date and ending upon the second anniversary of the Closing Date.  Each Non-Compete Party acknowledges and agrees that the covenants set forth in this Section 6.1(a) are reasonable and necessary for the protection of Buyer’s business interests, that irreparable injury will result to Buyer if the Company or any of its Affiliates breaches any of the terms of this Section 6.1(a), and that in the event of an actual or threatened breach by such party of any of the provisions contained in this Section 6.1(a), Buyer will have no adequate remedy at Law.  Each Non-Compete Party accordingly agrees that in the event of any actual or threatened breach by it or any of its Affiliates of any of the provisions contained in this Section 6.1(a), Buyer shall be entitled to such injunctive and other equitable relief, without (i) the posting of any bond or other security, (ii) the necessity of showing actual damages and (iii) showing that monetary damages are an inadequate remedy.

(b) Non-Solicitation.  Each Non-Compete Party hereby covenants and agrees that, during the Term, it will not, nor will it permit any of its Affiliates to, directly or indirectly, solicit business or contracts competitive with the Business or sell products or services competitive with the Business to, or participate as an employee, agent, consultant, owner, securityholder, director, manager, partner, member or in any other individual or representative capacity in any business which solicits business or contracts competitive with the Business from, any Person that is or was a supplier or customer of the Business (including, without limitation, any photographer, recruiter or salesperson engaged by the Business) during the one year period preceding the date hereof, or from any successor in interest to any such Person, in any case for the purpose of securing business or contracts competitive with the Business.  Notwithstanding the foregoing, nothing contained in this Section 6.1(b) shall prohibit any activity of any Foundation Capital Portfolio Company.

(c) Confidentiality.  From and after the Closing and, in the case of Foundation Capital until the end of the Term, each Non-Compete Party shall, and shall cause its Affiliates to, maintain the confidentiality of, and refrain from using or disclosing to any Person, all confidential and proprietary information concerning Buyer, the Business and the Company (“Confidential Information”), except to the extent disclosure of any such information is required by law or is in the public domain through no act on the part of such party, any of its Affiliates or any of its agents.  In the event that any such party reasonably believes after consultation with counsel that it is required by law to disclose any Confidential Information, such party will (i) to the extent permissible, provide Buyer with prompt notice before such disclosure in order that Buyer may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to such Confidential Information and (ii) reasonably cooperate with Buyer, at Buyer’s expense, in attempting to obtain such order or assurance.

(d) Interference with Relationships.  During the Term, each Non-Compete Party shall not, and shall cause its Affiliates not to, directly or indirectly, employ, engage or recruit, solicit, contact or approach for employment or engagement, or participate as an employee, agent, consultant, owner, securityholder, director, manager, partner, member or in any other representative capacity in any business that employs, engages or recruits, solicits, contacts or approaches for employment or engagement, any Person who served as an employee or consultant to the Company within the one year period immediately preceding the date of this Agreement or such solicitation.  Notwithstanding the foregoing, nothing contained in this Section 6.1(d) shall prohibit any activity of any Foundation Capital Portfolio Company.  For the avoidance of doubt, general advertisements and general solicitations, but not the hiring any Person responding thereto, shall not constitute a solicitation in violation of this Section 6.1(d).

(e) Publicity.  During the Term, no Non-Compete Party or any Affiliate thereof shall make any statement or any other expressions on television, radio, the internet or other media or to any third party, including, without limitation, in communications with any customers, vendors, photographers, videographers, prospects, sales representatives or distributors, which are in any way disparaging of Buyer, the Company, or any of its Affiliates, the products and services of the Company or the Business.

(f) Blue-Pencil.  If any court of competent jurisdiction shall at any time deem the term of any particular restrictive covenant contained in this Section 6.1 too lengthy or the geographic area covered too extensive, the other provisions of this Section 6.1 shall nevertheless stand, the Term shall be deemed to be the longest period permissible by law under the circumstances and the geographic area covered shall be deemed to comprise the largest territory permissible by law under the circumstances.  The court in each case shall reduce the Term and/or geographic area covered to permissible duration or size.

Section 6.2 Protection of Business Relationships.  (a) After the Closing, the Company will notify Buyer of all inquiries relating to the Business or the Purchased Assets and shall pay in full the Excluded Liabilities and Obligations set forth on Schedule 6.2.  (b) After the Closing, the Company shall pay in full all obligations to employees of the Company (including employees terminated in connection with the transactions contemplated hereby) required by law (the “Statutory Employee Obligations”).

Section 6.3 Names.  After the Closing Date, the Company shall change its name to a name that does not use the words “Bella” or “Picture” or any derivative thereof and each Non-Compete Party agrees that it will not, and shall cause its Affiliates not to, sell, distribute or deal in any product or service bearing the name “Bella Pictures” or any similar words or phrases.  In the case of Foundation Capital, the obligations pursuant to this Section 6.3 shall terminate on the date which is two years from the Closing Date.

Section 6.4 Further Assurances.  Each of the parties hereto agree that subsequent to the Closing Date, upon the reasonable request of any other party hereto, it shall execute and deliver, or cause to be executed and delivered, such further instruments and take such other actions as may be reasonably necessary to carry out the transactions contemplated by this Agreement and the Transaction Documents or to vest, perfect or confirm ownership of the Purchased Assets and the Business in Buyer.  The Company acknowledges and agrees that financial statements regarding the Company previously delivered to the Buyer may be used and disclosed by the Buyer, including, for purposes of certain filing requirements of the Buyer and its Affiliates with the Securities and Exchange Commission.  The Company shall cause (i) the UCC-3 Termination Statement attached to the SVB Release to be submitted for filing with the Delaware Secretary of State (the “DE SOS”) within 2 business days of the Closing Date and (ii) the Release of Security Interest in Intellectual Property attached to the SVB Release to be submitted for recordation with the United States Copyright Office (the “USCO”) and the United States Patent and Trademark Office (the “USPTO”), within 5 business days of the Closing Date.  The Company shall promptly provide Buyer with a file stamped copy of each of such UCC-3 Termination Statement and Release of Security Interest in Intellectual Property upon the Company’s receipt of the same from the DE SOS, the USCO and the USPTO, as applicable.  The Company shall take all reasonable actions requested by the Buyer to enforce the Company’s rights under the SVB Release with respect to the release of Liens on the Purchased Assets.

Section 6.5 Employees.  The Company acknowledges that, effective upon Closing, Buyer may make offers of employment to each of the employees of the Company (the “Transferred Employees”).  The Company agrees that it will not employ, other than in connection with the services to be provided pursuant to the Transition Services Agreement, any employee that rejects an offer of employment from the Buyer.  The Company acknowledges that no Transferred Employees are subject to any agreement or obligation with the Company or any Affiliates of the Company that will be effective on or after the Closing Date relating to confidentiality, noncompetition, nonsolicitation or otherwise that would limit or affect such Transferred Employees’ ability to carry on the Business after the Closing or otherwise be employed by Buyer.  The Company shall be liable and shall hold Buyer harmless from any

Severance Payments or other liability (including pursuant to the WARN Act) resulting from termination of employees by the Company.

Section 6.6 Third Party Consents.  The Company shall use commercially reasonable efforts to obtain, or cause to be obtained, any approvals or consents necessary to convey to Buyer the benefit of all Purchased Assets, including, without limitation, any Contracts licensing to the Company any images or videos appearing on the Company’s websites and marketing materials as of the Closing Date (the “Photographer Agreements”).  Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any property, an attempted assignment thereof, without the consent of any other Person party thereto, would constitute a breach thereof or in any way negatively affect the rights of Buyer (such property referred to as “Unassignable Property”), and any Unassignable Property shall not be included in the Purchased Assets unless and until such requisite consent is obtained.  In the event any consent or approval to an assignment contemplated hereby is not obtained on or prior to the Closing Date, the Company and Buyer shall cooperate with each other in an arrangement reasonably designed to provide that Buyer shall receive the Company’s interest in the benefits under any such Unassignable Property, provided that Buyer shall undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Buyer would have been responsible therefor if such consent or approval had been obtained and the Company shall have no obligation to pay or satisfy such corresponding liabilities.  Without limiting the foregoing, in the event the Company is unable to obtain the consent or approval to an assignment of any Photographer Agreement prior to the Closing Date, the Company shall continue to work in good faith towards obtaining such consents or approvals, and the Company hereby grants to Buyer a fully-paid up, non-exclusive, and royalty free right and license to all rights of the Company pursuant to the Photographer Agreements that are sublicensable or otherwise transferrable by the Company, including the right to use any images licensed (together, the “Photographer Licensed Rights”) for a reasonable period after the Closing sufficient to allow the Buyer to use such Photographer Licensed Rights in a manner consistent with the use of such rights prior to the Closing Date until such assets can be reasonably replaced, which period shall be no less than 90 days from the Closing Date; provided that (a) Buyer’s use of such images shall not breach the terms of any such Photographer Agreements as of the date hereof, and (b) the foregoing license shall terminate as to each Photographer Agreement assigned to Buyer prior to the expiration of the license term.  The Company agrees that other than as set forth in this Section 6.6 for the benefit of the Buyer or pursuant to the Transition Services Agreement, the Company will not use or provide a license or other right for any other party to use any of the Photographer Licensed Rights.

Section 6.7 Additional Agreements.  The Company shall, and Foundation Capital shall cause the Company to, on the Closing Date transfer the Class A Units in accordance with the Buyer’s LLC Agreement to Foundation Capital in satisfaction of a certain loan made by Foundation Capital to the Company secured by a subordinated security interest in the assets of the Company (including, without limitation, the Class A Units) pursuant to the Securities Transfer Agreement attached hereto as Exhibit C.

Section 6.8 Transfer Taxes.  The Company shall be solely responsible for all sales, transfer, documentary, stamp, recording and similar taxes due with regard to the transactions contemplated by this Agreement.  If requested by the Company, Buyer shall provide the Company with duly authorized and validly executed resale certificates for each jurisdiction in which the

Purchased Assets described in Section 1.2(b) are located, informing the Company that Buyer is purchasing the assets listed on such certificate for resale.  With respect to any Purchased Assets that are computer software or are otherwise determined to constitute “prewritten programs” within the meaning of the California Sales and Use Tax Regulations (or within the meaning of any similar statute or regulation in any state in which such Purchased Assets are located) (collectively, the “Purchased Software”), Buyer and the Company shall take all reasonable steps necessary to ensure that the transfer of the Purchased Software is not subject to sales or use Tax, including transferring the Purchased Software either (i) by remote telecommunications (where Buyer does not obtain possession of any tangible personal property, such as storage media, in connection with the transfer) or (ii) by the Company installing the Purchased Software on Buyer’s computers without providing any storage media to Buyer in connection with the transfer.

ARTICLE 7

                             MISCELLANEOUS

Section 7.1 Notices.  All notices, reports, records or other communications that are required or permitted to be given to the parties under this Agreement shall be sufficient in all respects if given in writing and delivered in person, by facsimile, by overnight courier or by registered or certified mail, postage prepaid, return receipt requested, to the receiving party at the following address:

If to the Company:	Bella Pictures, Inc. 114 Sansome Street, Floor 3 San Francisco, California 94104 Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:	Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 Facsimile: (650) 463-2600 Attention: Patrick A. Pohlen, Esq. Kathleen M. Wells, Esq.

If to Foundation Capital:	Foundation Capital 250 Middlefield Road Menlo Park, California 94025 Attention: Paul Holland David Armstrong

If to Buyer:	c/o CPI Corp. 1706 Washington Avenue St. Louis, Missouri 63103-1717 Facsimile: 314-231-4233 Attention: Dale Heins

with a copy to:	McDermott Will & Emery LLP 227 West Monroe Street Chicago, Illinois 60606-5096 Facsimile: (312) 984-7700 Attention: Stanley H. Meadows, P.C.

or such other address as such party may have given to the other parties by notice pursuant to this Section 7.1.  Notice shall be deemed given on (i) the date such notice is personally delivered, (ii) three days after the mailing if sent by certified or registered mail, (iii) one (1) business day after the date of delivery to the overnight courier if sent by overnight courier, or (iv) the next succeeding business day after transmission by facsimile.

Section 7.2 General Definitions.  For the purposes of this Agreement, the following terms have the meaning set forth below:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlled by or under common control with such Person.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the term “controlled by” has meaning correlative to the foregoing.  For the avoidance of doubt, with respect to Foundation Capital, “Affiliate” shall not include any limited partners thereof or any Foundation Capital Portfolio Company, but shall include (i) any other funds with common officers, directors or managers as Foundation Capital, (ii) any management company affiliated therewith and (iii) any partners of its general partner and/or management company who served as a representative or observer to the Board of Directors of the Company or other received material confidential information of the Company.

“Assumed Liabilities” means (a) services, products and other obligations of the Business and the Company arising pursuant to the terms of the Transferred Contracts with respect to wedding photography and videography services and products and wedding album products, regardless of whether any outstanding payment obligations of customers remain with respect to such services and products, and including without limitation any obligations of the Business and the Company due to credit card chargebacks related to the Transferred Contracts (provided that Assumed Liabilities shall not include any such chargebacks relating to performance by the Company under the Transferred Contracts prior to the Closing until the aggregate amount thereof after the Closing exceeds $235,000); and (b) all sales Tax liabilities relating exclusively to engagements and weddings shot after the Closing pursuant to the terms of the Transferred Contracts.

“Company Benefit Plan” means any employee benefit offered by the Company to its employees.

“Company Closing Costs” means all fees, costs and expenses (including all fees and expenses of the Company’s legal, accounting and other professional advisors) that are directly related to the transactions contemplated by this Agreement to the extent incurred by the Company, including (a) all payments required to obtain third party consents and expense incurred by the Company in connection with transactions contemplated thereby and (b) all change of control payments due by the Company to any Person under any plan, agreement or arrangement of the Company, which liability, in each case, is payable or becomes due as a result of the consummation of the transactions contemplated hereby (including any Severance Payments), including all Taxes which are payable by the Company in connection with the payment of such liability.

 “Deposits and Remittances” means all customer deposits for weddings, albums and associated products made prior to the Closing Date.

“Foundation Capital Portfolio Company” means any Person in which Foundation Capital or any of its Affiliates is an investor, owner or securityholder.

“Intellectual Property” means, collectively, in the United States and all countries or jurisdictions foreign thereto, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, (ii) all trademarks, all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all moral rights and copyrights in any work of authorship (including but not limited to databases, software, and mask works) and all applications, registrations, and renewals in connection therewith, (iv) all trade secrets and confidential business information (including confidential ideas, research and development, know-how, methods, formulas, compositions, manufacturing and production processes and techniques, technical and other data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (v) computer software and firmware (including source code, executable code, data, databases, user interfaces and related documentation), (vi) all other proprietary intellectual property rights, (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), and (viii) all income, royalties, damages and payments related to any of the foregoing (including damages and payments for past, present or future infringements, misappropriations or other conflicts with any intellectual property), and the right to sue and recover for past, present or future infringements, misappropriations or other conflict with any intellectual property.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated association, corporation or other entity or any governmental authority.

“Severance Payments” means all severance, stay bonus or change of control payments (whether payable prior to, on or after the Closing Date) of the Company.

“Tax” means any Federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add on minimum, sales, use, transfer, registration, value added, excise, natural resources, entertainment, amusement, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, ad valorem, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to Tax.

 “Transaction Documents” means the agreements and other documents delivered pursuant to Sections 5.2 or 5.3.

Section 7.3 Entire Agreement; Amendment.  This Agreement, including the exhibits and schedules hereto, the Transaction Documents and the instruments and agreements executed in connection herewith and therewith contain all of the terms, conditions and representations and warranties agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.  This Agreement shall not be amended or modified except by an agreement in writing duly executed by Buyer and the Company.

Section 7.4 Counterparts; Deliveries.  This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement, the Transaction Documents and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects and for all purposes as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 7.5 Third Parties.  Nothing in this Agreement, express or implied, is intended to confer any right or remedy under or by reason of this Agreement on any Person other than the parties signatory hereto, the Buyer Indemnified Parties, the Seller Indemnified Parties, and, with respect to the Buyer’s assumption of obligations of the Business and the Company due to credit card chargebacks related to the Transferred Contracts (to the extent provided in the definition of “Assumed Liabilities” in Section 7.2), Silicon Valley Bank, and their respective heirs, representatives, successors and assigns, nor is anything set forth herein intended to affect or discharge the obligation or liability of any third Persons to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over against any party to this Agreement.

Section 7.6 Expenses.  Each of the parties shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and all documents executed in connection herewith and in closing and carrying out the transactions contemplated hereunder and thereunder including, but not limited to, legal and accounting fees and expenses (collectively, the “Expenses”); provided, however, that in the event of any dispute arising out of the interpretation or enforcement of this Agreement, the non-prevailing party shall pay all reasonable attorneys’ fees and expenses incurred by the prevailing party, including, but not limited to, fees and expenses upon appeal or in any bankruptcy or similar proceeding.

Section 7.7 Waiver.  No failure of any party to exercise any right or remedy given to such party under this Agreement or otherwise available to such party or to insist upon strict compliance by any other party with its obligations hereunder, and no custom or practice of the parties in variance with the terms hereof, shall constitute a waiver of any party’s right to demand exact compliance with the terms hereof, unless such waiver is set forth in writing and executed by such party.  Any such written waiver shall be limited to those items specifically waived therein and shall not be deemed to waive any future breaches or violations or other non-specified breaches or violations unless, and to the extent, set forth therein.

Section 7.8 Assignments.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Notwithstanding the foregoing, nothing in this Agreement is intended to limit Buyer’s ability to assign its rights or delegate its responsibilities, liabilities and obligations under this Agreement to (a) any Affiliate of Buyer, (b) any purchaser of all or substantially all of the assets of Buyer or (c) to lenders to Buyer or its Affiliates as security for borrowings, at any time whether prior to or following the Closing Date without consent; provided, however, that no such assignment shall relieve or release Buyer from its obligations under this Agreement.  Notwithstanding anything to the contrary contained herein, the Company may not assign any of its rights or delegate any of its responsibilities, liabilities or obligations under this Agreement, without the written consent of Buyer.

Section 7.9 Headings.  The subject headings of articles and sections of this Agreement are included for purposes of convenience of reference only and shall not affect the construction or interpretation of any of its provisions.

Section 7.10 Governing Law.  This Agreement shall be construed and governed in accordance with the internal laws of the State of Delaware without regard to the principles of conflicting laws.

Section 7.11 Jurisdiction of Courts.  Any Proceeding initiated over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be initiated in any federal or state court located within Delaware, and the parties further agree that venue for all such matters shall lie exclusively in those courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection that they may now or hereafter have, including, but not limited to, any claim of forum non conveniens, to venue in the courts located in Delaware.  The parties agree that a judgment in any such dispute may be enforced in other jurisdictions by Proceedings on the judgment or in any other manner provided by Law.

Section 7.12 Waiver of Jury Trial.  Each of the parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated hereby or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party hereto.  The parties hereto each agree that any and all such claims and causes of action shall be tried by the court without a jury.  Each of the parties hereto further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.

Section 7.13 Construction.  Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 7.14 Public Announcements.  No party shall make any public announcement or filing with respect to the transactions provided for herein without the prior written consent of

Buyer and the Company, unless otherwise required by Law.  Any press release or other announcement or notice regarding the transactions contemplated by this Agreement shall be a joint press release mutually agreed to in writing by Buyer and the Company.  Notwithstanding the foregoing, CPI is authorized to make any necessary filings with the Securities and Exchange Commission with respect to the transactions contemplated hereby.

Section 7.15 Bulk Sales.  The parties acknowledge that it may not be practicable to comply or attempt to comply with the procedures of the “Bulk Sales Act” or similar law of any or all of the states in which the Purchased Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby.  Accordingly, to induce Buyer and CPI to waive any requirements for compliance with any or all of such laws, which waiver is hereby granted by Buyer and CPI, the Company hereby agrees that the indemnity provisions of Section 4.2 shall apply to any Losses of any Buyer Indemnified Parties arising out of or resulting from the failure of the Company to comply with any such laws (“Bulk Sales Liability”).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.

SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

BELLA PICTURES, INC.

By:	/s/Mitchell Rhodes
Mitchell Rhodes
Its:	Chief Executive Officer

BELLA PICTURES HOLDINS, LLC

By:	CPI Corp., its Manager

By:	/s/Renato Cataldo
Renato Cataldo
Its:	President and Chief Executive Officer

CPI CORP.

By:	/s/Renato Cataldo
Renato Cataldo
Its:	President and Chief Executive Officer

FOUNDATION CAPITAL IV, L.P.

By:	/s/Paul Holland
Paul Holland
Manager

Exhibit A:                      Buyer’s LLC Agreement

Exhibit B:                      Transition Services Agreement

Exhibit C:                      Securities Transfer Agreement

Exhibit D:                      SVB Release

Schedule 1.2(e):           Transferred Contracts

Schedule 2.6:                Annual Financial Statements and 2010 Financial Statements

Schedule 2.6(a):            Deposits and Remittances

Schedule 2.6(b):            Accounts Payable

Schedule 2.6(c):             Amounts Due by Customers

Schedule 2.6(d):             List of Retail Value of All Products and Services Remaining to be Fulfilled

Schedule 2.10:                Contracts

Schedule 6.2:                   Excluded Liabilities and Obligations

The above exhibits and schedules have been omitted.  CPI Corp. agrees to furnish the exhibits and schedules supplementally to the SEC upon request by the SEC.